Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Registration Statement No. 333-194827 on Form S-3 and in Registration Statement No. 333-183662 on Form S-3 and to the incorporation by reference therein and in Registration Statement No. 333-146227 on Form S-8, and in Registration Statement No. 333-190304 on Form S-8 of Solitario Exploration & Royalty Corp. of our report dated March 27, 2015 appearing in this Annual Report on Form 10-K of Solitario Exploration & Royalty Corp. for the year ended December 31, 2014.

/S/ EKS&H LLLP

March 27, 2015

Denver, Colorado